Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Record Earnings as Diluted Earnings Per Share from Continuing Operations Increased 26 Percent in the 2004 Second Quarter; Revenues Grew 17 Percent and Operating Margins Improved 100 Basis Points in the Most Recent Quarter

        GLENVIEW, ILLINOIS—(July 21, 2004)—Illinois Tool Works Inc. (NYSE:ITW) today reported record earnings as diluted income per share from continuing operations increased 26 percent in the 2004 second quarter. Income from continuing operations in the second quarter was $360.4 million, or $1.16 per diluted share, versus $284.0 million, or 92 cents per diluted share, for the year earlier period. For the second consecutive quarter, the Company posted strong across-the-board results. Revenues grew 17 percent, operating income increased 24 percent and operating margins improved 100 basis points compared to the year ago period.

        The formidable growth in the second quarter financial results was primarily due to the continued improvement in the Company’s North American and international end markets. As a result, total Company base revenues grew 8.4 percent in the second quarter versus the 6.5 percent increase in the first quarter of 2004. In addition, currency translation and a lower effective tax rate accounted for 5 cents of the 24 cent increase in diluted income per share from continuing operations.

        For the 2004 second quarter, revenues were $3.002 billion compared with $2.564 billion for the year earlier period. Second quarter operating income improved to $561.5 million versus $454.1 million in the prior year period. The Company’s overall operating margins of 18.7 percent were 100 basis points higher than a year ago.

        For the 2004 six month period, diluted income per share from continuing operations increased 33 percent to $650.4 million, or $2.09 per diluted share, from $483.5 million, or $1.57 per diluted share in the year earlier period. Revenues grew 17 percent to $5.713 billion from $4.878 billion and operating income increased 30 percent to $1.009 billion from $775.1 million. Operating margins improved 180 basis points to 17.7 percent in the first half of 2004.

        The Company’s free operating cash flow continued to be strong in the most recent quarter at $314.2 million, helping the Company to fund strong acquisition activity. Year-to-date, the Company has completed 18 transactions, which will contribute approximately $415 million of revenues on an annual basis.

        “We continue to be very pleased with nearly all facets of our business and the improving characteristics of our end markets,” said W. James Farrell, Chairman and Chief Executive Officer. “The recently completed quarter was gratifying as we achieved record earnings, continued on our upward march to improve operating margins and closed eight acquisitions which will help us achieve our long-term profitability targets.”

        Segment highlights for the 2004 second quarter include:

        North American Engineered Products second quarter revenues grew 8 percent largely as a result of base revenue growth from the construction and industrial-based businesses. Operating income increased 12 percent as double-digit growth from the above businesses was partially offset by pricing issues related to automotive customers. Income growth also was aided by lower restructuring expenses. As a result, second quarter operating margins of 17.7 percent were 60 basis points higher than the year earlier period. For the six month period, revenues and operating income grew 7 percent and 16 percent, respectively, and operating margins of 17.2 percent were 120 basis points higher than the prior year period.

        International Engineered Products second quarter revenues grew 37 percent principally due to contributions from acquisitions, currency translation and base revenue increases from the construction, general industrial and automotive businesses. Operating income increased 48 percent as a result of the aforementioned base revenue increases as well as contributions from currency translation and acquisitions. Operating margins in the quarter of 15.7 percent were 120 basis points higher than the year earlier period. For the six month period, revenues and operating income increased 33 percent and 49 percent, respectively, and operating margins of 14.2 percent were 160 basis points higher than the year ago period.

        North American Specialty Systems second quarter revenues increased 15 percent largely as a result of base revenue growth from the welding and industrial packaging units as well as contributions from acquisitions. Operating income grew 25 percent mainly due to contributions from the welding and industrial packaging businesses. Operating margins of 18.3 percent were 140 basis points higher than the year earlier period. For the six month period, revenues grew 16 percent and operating income increased 31 percent. Operating margins of 17.5 percent were 200 basis points higher than a year ago.

        International Specialty Systems second quarter revenues increased 20 percent mainly due to contributions from currency translation and acquisitions. Operating income grew 46 percent largely as a result of improved performance from the industrial packaging and food equipment businesses. Income also was boosted by contributions from currency translation and lower restructuring costs. As a result, second quarter operating margins of 14.1 percent were 250 basis points higher than the year earlier period. For the six month period, revenues increased 22 percent and operating income grew 50 percent. Operating margins of 12.8 percent were 240 basis points higher than a year ago.

        Leasing and Investments second quarter operating income of $48.7 million was 6 percent lower than the year earlier period as a result of mark-to-market income in its commercial mortgage portfolio in the prior year, partially offset by gains on the sales of commercial mortgage properties and income from venture capital investments in the current quarter.

        Looking ahead, the Company remains optimistic about its full-year earnings prospects due to strengthening North American and international end markets. As a result, for the 2004 third quarter the Company is forecasting an earnings range of $1.05 to $1.11. For the full year, the Company is modifying its forecast upward to an earnings range of $4.21 to $4.35. The mid-points of the 2004 third quarter and full-year ranges would represent earnings growth from the prior year of 24 percent and 27 percent, respectively.

        This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding end market conditions and base business expectations for full year and third quarter 2004 and the Company’s related earnings forecasts. These statements are subject to certain risks, uncertainties and other factors, which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for 2004 First Quarter.

        ITW is a $10.0 billion diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 625 decentralized operations in 44 countries and employs some 47,500 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

STATEMENT OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Operating Revenues	$3,002,271	$2,563,990	$5,712,620	$4,877,780
Cost of revenues	1,929,803	1,659,400	3,680,146	3,173,192
Selling, administrative, and R+D expenses	502,880	445,677	986,221	915,365
Amortization and impairment of goodwill and
other intangibles	8,052	4,847	37,075	14,157

Operating Income	561,536	454,066	1,009,178	775,066
Interest expense	(18,991)	(19,128)	(34,873)	(36,560)
Other income	3,505	2,007	11,170	5,323

Income From Continuing Operations Before Income Taxes	546,050	436,945	985,475	743,829
Income taxes	185,700	152,900	335,100	260,300

Income From Continuing Operations	360,350	284,045	650,375	483,529
Income (Loss) From Discontinued Operations	--	(7,941)	171	(12,048)

Net Income	$360,350	$276,104	$650,546	$471,481

Income Per Share from Continuing Operations:
Basic	$1.17	$0.93	$2.11	$1.58
Diluted	$1.16	$0.92	$2.09	$1.57
Income (Loss) Per Share from Discontinued Operations:
Basic	$0.00	$(0.03)	$0.00	$(0.04)
Diluted	$0.00	$(0.03)	$0.00	$(0.04)
Net Income Per Share:
Basic	$1.17	$0.90	$2.11	$1.54
Diluted	$1.16	$0.90	$2.10	$1.53
Shares outstanding during the period :
Average	308,086	306,789	308,168	306,711
Average assuming dilution	310,638	308,209	310,504	307,960

ESTIMATED FREE OPERATING CASH FLOW

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net cash provided by operating activities	$362,799	$276,326	$682,499	$493,500
Plus: Proceeds from investments	20,684	7,376	39,496	23,041
Less: Additions to PP+E	(69,259)	(65,965)	(129,772)	(122,138)

Free operating cash flow	$314,224	$217,737	$592,223	$394,403

ILLINOIS TOOL WORKS INC.
(In thousands)

STATEMENT OF FINANCIAL POSITION

	June 30, 2004	Mar. 31, 2004	Dec. 31, 2003
ASSETS
Cash + equivalents	$1,537,208	$1,729,058	$1,684,483
Trade receivables	1,979,770	1,909,639	1,721,186
Inventories	1,098,222	1,070,483	991,979
Deferred income taxes	222,213	226,875	217,638
Prepaids and other current assets	161,321	159,338	167,916

Total current assets	4,998,734	5,095,393	4,783,202

Net plant + equipment	1,791,330	1,783,239	1,728,638
Investments	893,052	851,657	832,358
Goodwill	2,718,192	2,618,072	2,511,281
Intangible assets	321,743	276,295	287,582
Deferred income taxes	366,446	389,771	370,737
Other assets	760,912	751,687	679,523

	$11,850,409	$11,766,114	$11,193,321

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$59,962	$51,350	$56,094
Accounts payable	550,076	537,370	481,407
Accrued expenses	881,729	831,344	870,950
Cash dividends payable	73,571	74,028	73,948
Income taxes payable	224,477	204,680	6,504

Total current liabilities	1,789,815	1,698,772	1,488,903

Long-term debt	923,510	920,849	920,360
Other liabilities	926,931	912,377	909,772

Total non-current liabilities	1,850,441	1,833,226	1,830,132

Common stock	3,105	3,097	3,089
Additional paid-in capital	894,625	850,303	825,924
Income reinvested in the business	7,440,056	7,153,277	6,937,110
Common stock held in treasury	(260,682)	(1,592)	(1,648)
Accumulated other comprehensive income	133,049	229,031	109,811

Total stockholders' equity	8,210,153	8,234,116	7,874,286

	$11,850,409	$11,766,114	$11,193,321